Exhibit (a)(1)(I)

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If you are a Wendy’s/Arby’s Group, Inc. stockholder and would like to obtain copies of the Offer to Purchase, the related letter of transmittal and the other tender offer materials relating to the November 6, 2008 Offer to Purchase by Trian Partners, L.P., Trian Partners Master Fund, L.P., Trian Partners Parallel Fund I, L.P. and Trian Partners Parallel Fund II, L.P., please proceed HERE:

[Link to a page that would show the following:]

Offer to Purchase for Cash

Up to 40,000,000 Shares of Class A Common Stock

Of

WENDY’S/ARBY’S GROUP, INC.

at

$4.15 Net Per Share

by

TRIAN PARTNERS, L.P.

TRIAN PARTNERS MASTER FUND, L.P.

TRIAN PARTNERS PARALLEL FUND I, L.P.

TRIAN PARTNERS PARALLEL FUND II, L.P.

•	OFFER TO PURCHASE DATED NOVEMBER 6, 2008

•	LETTER OF TRANSMITTAL FOR USE IN ACCEPTING THE OFFER AND TENDERING SHARES

•	NOTICE OF GUARANTEED DELIVERY

•	GUIDELINES OF THE INTERNAL REVENUE SERVICE FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL

•	LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

•	A FORM OF LETTER THAT BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES MAY SEND TO THEIR CLIENTS